UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM 8-K

CURRENT REPORT
Pursuant to Section 13 or 15(d) of The Securities Exchange Act of 1934

Date of Report (Date of earliest event reported):  June 20, 2018

NATIONAL BANK HOLDINGS CORPORATION
(Exact name of registrant as specified in its charter)

Delaware	001-35654	27-0563799
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

7800 East Orchard Road,  Suite 300, Greenwood Village, Colorado 80111
(Address of principal executive offices) (Zip Code)

720-529-3336
(Registrant’s telephone, including area code)

Not Applicable
(Former name or former address, if changed since last report.)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

[ ] Written Communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

[ ] Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

[ ] Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

[ ] Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Indicate by check mark whether the registrant is an emerging growth company as defined by Rule 405 of the Securities Act of 1933(§230.405 of this chapter) or Rule 12b-2 of the Securities Exchange Act of 1943 (§240.12b-2 of this chapter).

Emerging growth company ◻

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act. ◻

Item 5.02Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers

On June 20, 2018, the Board of Directors (the “Board”) of National Bank Holdings Corporation (the “Company”) appointed Nicole Van Denabeele as the Company’s principal accounting officer serving in the role of Senior Vice President, Chief Accounting Officer. Brian F. Lilly, the Company’s Executive Vice President, Chief Financial Officer; Chief of M&A and Strategy, had previously served as the Company’s principal accounting officer in addition to serving as the principal financial officer.

Ms. Van Denabeele, age 37, joins the Company from the law firm of Polsinelli, where she served as Controller since July 2017. Prior to that, she served in various finance roles at UMB Financial Corporation (“UMB”) for over seven years, including most recently as the Assistant Controller.  Prior to joining UMB,  Ms. Van Denabeele worked in the audit practice of the accounting firm of Deloitte LLP for approximately six years, most recently as Audit Manager. Ms. Van Denabeele holds a Bachelor’s Degree in Accounting and Business Administration as well as a Master’s Degree in Accounting and Information Systems, both from the University of Kansas. She is also a certified public accountant.

Ms. Van Denabeele is entitled to an equity award valued at $47,500 consisting of restricted stock and options in connection with her appointment as an officer of the Company. She will receive an annual base salary, and be eligible to participate in bonus, equity opportunities and other benefit and compensation plans, at levels consistent with her position and scope of responsibility.

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

National Bank Holdings Corporation

By:	/s/ Zsolt K. Besskó
Name: Zsolt K. Besskó Title: Chief Administrative Officer & General Counsel
Date: June 20, 2018